Exhibit 12.01

                   Commercial Credit Company and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                       Six months ended June 30,
                                                       -------------------------

                                                           1998        1997
                                                          ------      ------
Income before income taxes                                $187.6      $142.5
Elimination of undistributed equity earnings                (0.2)       (0.5)
Interest                                                   340.7       258.6
Portion of rentals deemed to be interest                     5.5         4.5
                                                          ------      ------
  Earnings available for fixed charges                    $533.6      $405.1
                                                          ======      ======

Fixed charges
Interest                                                  $340.7      $258.6
Portion of rentals deemed to be interest                     5.5         4.5
                                                          ------      ------
  Fixed charges                                           $346.2      $263.1
                                                          ======      ======

Ratio of earnings to fixed charges                          1.54x       1.54x
                                                          ======      ======